Exhibit 4.1

Description of Securities Registered Pursuant
to Section 12 of the Securities Exchange Act of 1934

OneSpaWorld Holdings Limited, a company incorporated under the laws of the Commonwealth of The Bahamas (“we,” “our,” “OneSpaWorld” or the “Company”), has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common shares, par value $0.0001 per share, of the Company.

The following is a brief summary of the material terms of our common shares and does not purport to be complete. For a complete description of the terms of our common shares, you should refer to our Third Amended and Restated Memorandum of Association and Second Amended and Restated Articles of Association (our “Articles”) and applicable provisions of law. Our Articles have been filed as an exhibit to our Annual Report on Form 10-K to which this exhibit is a part. You should read our Articles for provisions that may be important to you.

Authorized and Issued Common Shares

Our Articles authorize the issuance of up to 250,000,000 of our common shares, par value $0.0001 per share (the “Common Shares”) and 0 preferred shares, par value $0.0001 per share (the “Preferred Shares”). The Common Shares consist of two separate classes, of which 225,000,000 shares are designated as Voting Common Shares (the “Voting Common Shares”) and 25,000,000 are designated as Non-Voting Common Shares (“Non-Voting Common Shares”).

Issuance and Form

Subject to the provisions of our Articles and to any resolution of shareholders, unissued shares will be at the disposal of our Board of Directors (our “Board”), who may without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as we may by resolution of directors determine. Pursuant to our Articles, our Common Shares are registered shares and may not be exchanged for bearer share certificates.

Voting Rights and Quorum

Each holder of Voting Common Shares is entitled to one vote for each such share held by such holder on any matter submitted to a vote or for the consent of the shareholders of the Company on which such holder is entitled to vote thereon or consent thereto.

Directors shall be elected by a plurality of votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, unless a different vote is required by our Articles or under applicable law, in which case such express provision shall govern and control the decision of such question. Shareholders may act only at meetings duly called and shareholders may not act by written consent or otherwise outside of such meeting. A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present, in person or by proxy, shareholders representing not less than 50% of the votes of the shares or class or series of shares entitled to vote on resolutions of shareholders to be considered at the meeting. If there is a quorum, notwithstanding the fact that such quorum may be represented by only one person, then such person may resolve any matter, and a certificate signed by such person accompanied where such person be a proxy by the proxy form, or a copy thereof, shall constitute a valid resolution of shareholders. Once established, a quorum will not be broken by the subsequent withdrawal of enough votes to leave less than a quorum.

If shareholder approval is required (a) for the adoption of any agreement for merger of us with or into any other entity or for the consolidation of us with or into any other entity or (b) to authorize any sale, lease, exchange or other transfer of all or substantially all of the assets of us to any person, the affirmative vote of at least 66 2/3% of the shares entitled to vote thereon is required to approve such transaction; provided, however, that if such transaction is approved in advance by the directors, such transaction may be approved by the affirmative vote of a majority of the shares entitled to vote thereon.

Dividends

Our Board, by resolution, may declare and pay dividends in money, shares, or other property. No dividend shall be declared and paid unless the directors determine that immediately after the payment of the dividend the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realizable value of the assets of the Company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in its books of account, and its issued and outstanding share capital.

Liquidation, Redemption and Preemptive Rights

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for the payment of the debts and other liabilities of the Company and the payment or setting aside for payment of any preferential amount due to the holders of any series of Preferred Shares, the holders of shares, subject to the rights of the holders of any class or series of shares ranking on a parity with the shares as to the payments or distributions in such event, shall be entitled to receive ratably any and all assets of the Company remaining to be paid or distributed.

We may purchase, redeem or otherwise acquire and hold our shares, but no purchase, redemption or other acquisition shall be made unless the directors determined that immediately after the purchase, redemption or other acquisitions, we will be able to satisfy our liabilities as they become due in the ordinary course of our business and the realizable value of our assets will not be less than the sum of our total liabilities, other than deferred taxes, as shown in the books of account. A determination by our Board is not required where our shares are purchased, redeemed or otherwise acquired:

a) pursuant to a shareholder’s right to have our shares redeemed or exchanged for money or other property of OneSpaWorld;

b) in exchange for newly issued shares in the Company;

c) by virtue of Section 81 of the International Business Companies Act, 2000 (No. 45 of 2000) (the “Act”) of the Commonwealth of The Bahamas; or

d) pursuant to a court order.

Our shares that are purchased, redeemed or otherwise acquired by us in accordance with our Articles may be cancelled or held as treasury shares unless our shares are purchased, redeemed or otherwise acquired out of capital pursuant to Section 32 of the Act, in which case they shall be cancelled. Holders of our shares have no preemptive rights.

Anti-Takeover Provisions and Other Provisions of Our Articles

Our Articles include certain provisions which may have the effect of delaying or preventing a future takeover or change in control of us that shareholders may consider to be in their best interests. Among other things, our Articles provide for a classified Board serving staggered terms of three years, super majority voting requirements with respect to certain significant transactions and restrictions on the acquisition of greater than 9.99% ownership without our Board’s approval.

Classification of our Board of Directors

Our Board is divided into three classes, having staggered terms of office of three years each. The effect of the classified Board may be to make it more difficult to acquire control over OneSpaWorld.

Annual Meeting of Shareholders

Annual meetings of shareholders shall be held during each of our fiscal years and convened by a notice, which shall specify the place and time of the meeting as determined by resolution of the directors.

At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. In addition to any other applicable requirements, to be properly brought before an annual meeting, business must be (a) specified in the notice of meeting given by or at the direction of the directors, (b) brought before the meeting by or at the direction of the directors or (c) otherwise properly brought before the meeting by a shareholder. At every meeting of shareholders, the chairman of the Board shall preside as chairman of the meeting. If there is no chairman of the Board or if the chairman of the Board is not present, the shareholders present shall choose someone of their number to be the chairman.

Special Meeting of Shareholders

Our Board may convene special meetings of the shareholders at such times and in such manner and places within or outside the Commonwealth of The Bahamas, or by means of remote communication, as the directors consider necessary or desirable. Upon the written request of shareholders holding not less than majority of the outstanding voting shares, the directors shall convene a meeting of shareholders. If a special meeting is requested by such shareholders, a written request, specifying the business proposed to be transacted, shall be delivered personally or sent by first class mail, by express delivery or electronic transmission, to the Secretary of the Company. Upon receipt by our Secretary of such a request, the Secretary shall send notice of such meeting to shareholders entitled to vote within 45 days after the date the request was delivered to the Secretary. If such notice is not given by the Secretary within 45 days, the person or persons requesting the meeting may specify the time and place of the meeting and give notice thereof; provided, however, that at least 10 days’ notice of such meeting is required to be given to the shareholders. Only those matters set forth in the notice of a special meeting may be considered or acted upon at that meeting, unless otherwise required by law.

Advance Notice of Proposals

A shareholder may submit a proposal to present other items of business at the annual meeting of shareholder. The shareholder must give written notice of their intention to do. Notice for the presentation of other items of business submitted, must be received not less than 75 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. Our Articles set forth the form and content of the notice, as well as additional information regarding shareholders proposals and nominations.

Restrictions on Ownership

Our Articles provide that shareholders will be prohibited from beneficially owning more than 9.99% of our issued and outstanding Common Shares without the consent of our Board.

Indemnification

Our Articles provide that OneSpaWorld shall indemnify and hold harmless to the extent permitted by applicable law any person (other than any Auditor) who was or is a party or witness to (or is threatened to be made a party or witness to) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) directly or indirectly by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or, while serving as a director, officer, employee or agent of the Company, against all liabilities, damages, costs, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and in actions by or in the right of the Company except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.

Transfer Agent

OneSpaWorld has appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our shareholders’ register on behalf of our Board and to act as transfer agent and registrar for our Common Shares.

Listing

Our Common Shares trade on The Nasdaq Capital Market under the symbol “OSW.”